EXHIBIT 99.2

Occidental Petroleum Corporation

STEPHEN CHAZEN

President and Chief Financial Officer

– Conference Call –

First Quarter 2009 Earnings Announcement

April 23, 2009

Los Angeles, California

Thank you Chris.

Net income for the quarter was $368 million, or $0.45 per diluted share, compared to $1.8 billion, or $2.22 per diluted share in the first quarter of 2008. The 2009 first quarter net income includes after-tax non-core charges of $39 million, including $21 million for severance, $10 million for railcar leases, $5 million for rig termination costs and $3 million for discontinued operations. Core results were $407 million, or $0.50 per diluted share in the first quarter of 2009, compared to $1.8 billion, or $2.19 per diluted share in the first quarter of 2008.

Here’s the segment breakdown for the first quarter.

Oil and gas first quarter 2009 segment earnings were $545 million. After excluding the rig termination costs, the first quarter 2009 core results were $553 million, compared to $2.9 billion for the first quarter of 2008.

•	The $2.3 billion decrease in the first quarter of 2009 earnings was due to lower crude oil and natural gas prices and higher DD&A rates. Occidental’s average realized crude oil price in the 2009 first quarter was $39.29 per barrel, a decrease of 55 percent from the $86.75 per barrel in the comparable period of 2008. Oxy’s domestic average realized gas price for the quarter was $3.54 per mcf, compared with $8.15 per mcf for the first quarter of 2008.

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Worldwide oil and gas sales volumes for the first quarter of 2009 were 654,000 barrels of oil equivalent per day, an increase of nearly 8 percent, compared with 607,000 BOE per day in the first quarter of last year. The increase includes 22,000 BOE per day from domestic operations, 15,000 BOE per day from Oman and 10,000 BOE per day from Argentina. About half of the domestic volume increase was attributable to 2008 acquisitions.

•	The Middle East/North Africa included higher production sharing volumes net of the change in Libya contract terms, of 10,000 BOE per day.
•	The first quarter of 2009 oil and gas sales volumes were 34,000 BOE per day higher than the fourth quarter of 2008 volumes.
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Exploration expense was $58 million in the quarter. Over the course of a little over a year, Occidental has drilled 35 wells seeking non-traditional hydrocarbon bearing zones in California. Of these wells, 13 are commercial and 12 are currently being evaluated. Four of these wells currently account for approximately 28 million cubic feet of gas and 3,000 barrels of liquids of gross daily production. While it is too early to speculate on the ultimate reserves and production associated with this activity, it is progressing nicely. We will continue to invest in this program despite weak gas prices since we currently believe that total costs

(Finding and developing and lifting) will be less than $10.00 per BOE. We expect to drill approximately 20 exploration wells in California this year. Occidental holds approximately 1.1 million acres of net fee minerals and leasehold in California which have been acquired mostly in the last few years to exploit these opportunities.

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Oil and gas cash production costs, excluding production and property taxes, were $10.48 a barrel for the three months of 2009, a 13.6 percent decline from last year's twelve-month costs of $12.13 a barrel. This decline is due to lower workover, maintenance and utilities costs and the effect of higher production sharing volumes. These lower costs are in line with our fourth quarter guidance where we indicated we are actively renegotiating our supplier contracts and laying down rigs.

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Taxes – other than on income were $1.71 per barrel for the first quarter of 2009 compared to $2.62 per barrel for all of 2008. These costs, which are sensitive to product prices, reflect lower crude oil and gas prices in the 2009 first quarter.

Chemical segment earnings for the first quarter of 2009 were $169 million, compared to our guidance of $100 million. The higher earnings were attributable primarily to higher caustic soda margins. Chemicals earned $179 million in last year's first quarter.

Midstream segment earnings for the first quarter of 2009 were $14 million, compared to $123 million in the first quarter of 2008. The decline in earnings was due to significantly lower NGL realized prices in the gas processing business and negative mark to market adjustments in crude oil marketing.

Non-core adjustments for the first quarter of 2009 included a $32 million pre-tax charge for severance. We do not expect to record any material additional amounts in 2009. Additionally, we recorded a $15 million pre-tax charge related to railcar sub-leases to Lyondell, which are being restructured as a result of Lyondell entering into bankruptcy.

The worldwide effective tax rate was 39 percent for the first quarter of 2009, compared with our guidance of 46 percent. The decrease in rate reflects tax benefits resulting from the relinquishment of international exploration contracts. Occidental generally records no tax benefit on foreign expensed exploration until the project is relinquished.

Capital spending for the first quarter of 2009 was $1.1 billion. As I mentioned in the fourth quarter guidance, our capital run rate in the first quarter of 2009 is greater than the $3.5 billion total year level and will decline throughout the year. We expect that the second quarter capital will be in line with a $3.5 billion annual run rate.

Cash flow from operations for the three months of 2009 was about $1.3 billion, before working capital changes. We used about $500 million for payments related to higher capital spending and other operating expenses during the fourth quarter of 2008 which were accrued at yearend. We used $1.2 billion of the company’s cash flow to fund capital expenditures and acquisition costs and $260 million to pay dividends. Based on our annual capital spending forecast, we expect our second quarter capital run rate to drop by about $300 million. The higher first quarter 2009 capital run rate, the payments related to the fourth quarter 2008 capital and other net cash outflows decreased our $1.8 billion cash balance at the end of last year by $700 million to $1.1 billion at March 31.

The weighted average basic shares outstanding for the three months were 811.8 million and the weighted average diluted shares outstanding were 814.4 million.

As we look ahead in the current quarter:

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We expect oil and gas production sales volumes to be in the range of 640,000 to 660,000 BOE per day during the second quarter, at about current oil prices. This volume range reflects increases in Dolphin, Oman and Qatar.

With regard to prices -

•	At current market prices, a $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings before income taxes by about $36 million.
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A swing of 50-cents per million BTUs in domestic gas prices has a $20 million impact on quarterly earnings before income taxes. While current NYMEX gas price is around $3.70, prices in the Permian and California are currently about $3.00, while Rockies gas is in the $2.50 range.

Additionally -

•	We expect exploration expense to be about $60 million for seismic and drilling for our exploration programs.
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We expect chemical segment earnings for the second quarter to be $100 million. Weakness in the global alumina and pulp & paper markets are expected to result in reduced demand and margins for caustic soda. Domestically, weak construction and housing markets are expected to continue to reduce demand levels for vinyl.

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We expect our combined worldwide tax rate in the second quarter of 2009, to be about 43 percent at current oil prices. Our first quarter U. S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule.”

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We continue to negotiate cost reductions across all areas including, but not limited to, drilling rigs, service rigs, drilling services, artificial lift, maintenance, repair and operations (MRO), chemicals and oil country tubular goods (OCTG). On average, in the current price environment, we expect a 20% to 25% reduction across all areas from the peak 2008 levels. The attached chart indicates the range of reductions we are realizing across the broader categories and may not reflect the trend across the entire industry.

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The effect of these reductions is not yet in the first quarter run rate. We have realized about one third of the reductions that we need to achieve in the current price environment. We expect the full effect to be realized over the balance of the year and into 2010. These cost reductions impact both capital spending and operating costs.

•	Copies of the press release announcing our first quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.